                                                Filed Pursuant to Rule 424(b)(3)
                                       of the Securities Act of 1933, as amended

                                           Registration Statement Nos. 333-44203
                                                                and 333-44203-01

                       PATRIOT AMERICAN HOSPITALITY, INC.
                                      AND
                          WYNDHAM INTERNATIONAL, INC.

                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED FEBRUARY 13, 1998)


     This Prospectus Supplement (the "Prospectus Supplement") is a supplement to and should be read in conjunction with the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") dated February 13, 1998 of Patriot American Hospitality, Inc., Wyndham International, Inc. and Interstate Hotels Company.
On June 2, 1998 pursuant to the Merger Agreement, Interstate merged into Patriot, with Patriot being the surviving corporation.

                            SELLING SECURITYHOLDERS

     As described in the Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus also relates to the offer of Paired Shares from time to time following the Merger by the holders of Paired Shares having registration rights pursuant to the terms of the Registration Rights Agreement (the "Registration Rights Holders"). See "The Merger and Subscription--Interests of Certain Officers, Directors and Stockholders of Interstate--Registration Rights Agreement" in the Joint Proxy Statement/Prospectus. The following table provides the names of each Registration Rights Holder and the number of Paired Shares offered by each Registration Rights Holder, to the best knowledge of the Patriot Companies.

                                                            Paired Shares
                                                             Offered by          Percent of All
Name                                                       this Prospectus**     Paired Shares
----                                                       -----------------     --------------
Fine Entities............................................          9,700,321           6.7%
South Dakota Retirement System...........................            674,820             *
South Dakota Cement Plant Retirement Fund................              4,552             *
Temple-Inland Master Retirement Trust....................             45,291             *
National Union Fire Insurance Company of Pittsburgh, PA..            271,748             *
Wells Fargo & Company....................................             67,937             *
Continental Equity Capital Corp..........................             45,291             *
Brothers Investment Partnership..........................             40,762             *
Blackstone Realty Partners...............................             22,646             *
BP America Inc. Retirement Trust.........................             13,587             *
Chemical Investments, Inc................................             16,758             *
Continental Illinois Equity Corporation..................             11,323             *
General Electric Capital Corporation.....................             11,323             *
BankAmerica Capital Corporation..........................              6,794             *
Presidential Life Insurance Company......................              6,794             *
Metropolitan Life Insurance Company......................              5,843             *
Blackstone Investor Partners.............................              5,627             *
New York Life Insurance Company..........................              4,529             *

*  Less than 1%

** The number of shares actually owned beneficially by each Registration Rights
   Holder may differ slightly from the figure presented, but in no event will any Registration Rights Holder sell Paired Shares in an amount that is more than 5% higher than the amount shown above.

Travelers Insurance Company..............................      4,529       *
OSG Financial Corporation................................      2,265       *
Eagle AMA Capital Investors, LLC.........................        996       *
Masco Capital Corporation................................        861       *
Retirement Plan for Praxair, Inc.........................      3,397       *
ALCOA Master Trust.......................................      2,899       *
BP America Inc. Retirement Trust.........................      2,265       *
The Nikko Building Co., Ltd..............................      7,690       *
Bank of Nova Scotia......................................      4,529       *
UOB Holdings (USA) Inc...................................      4,529       *
Blackstone Group Holding L.P.............................    245,713       *
Blackstone Family Real Estate Partnership L.P............     75,497       *
Blackstone Real Estate Holdings L.P......................     40,715       *
BREA L.L.C...............................................      7,742       *
Blackstone Real Estate Associates L.P....................     37,432       *
Blackstone Real Estate Management Associates L.P.........    117,999       *
SB Westridge Inc. .......................................      1,958       *
Blackstone Real Estate Capital Associates L.P............      3,404       *
John G. Schreiber........................................     49,729       *
John G. Schreiber 1987 Children Trust....................     30,447       *
John G. Schreiber Annual Gift Trust......................     20,298       *

                                 OTHER MATTERS

     Any statement contained in the Joint Proxy Statement/Prospectus will be deemed to be modified and superseded to the extent that a statement set forth in this Prospectus Supplement or in a document subsequently filed under the Securities Exchange Act of 1934, as amended, and incorporated by reference herein, modifies or supersedes such statement. Capitalized terms used in this Prospectus Supplement without definition have the meanings ascribed to them in the Joint Proxy Statement/Prospectus.

     THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGED COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE JOINT PROXY STATEMENT/PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is June 22, 1998.